EXHIBIT 4.1


Interactive Data
14 West Street
New York, NY  10005


March 8, 1999


Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181

          Re: Van Kampen Focus Portfolios
                The Dow Strategic 10 Trust, March 1999 Traditional Series The Dow Strategic 5 Trust, March 1999 Traditional Series (A Unit Investment Trust) Registered Under the Securities Act of 1933, File No. 333-72089

Gentlemen:

         We have examined the Registration Statement for the above captioned
Fund.

         We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Registration Statement.

         You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


James Perry
Vice President